Exhibit 10.7
AMENDED AND RESTATED GAMESTOP CORP.
SUPPLEMENTAL COMPENSATION PLAN
     GameStop Corp., a Delaware corporation (the “Company”), hereby adopts this Amended and Restated GameStop Corp. Supplemental Compensation Plan (the “Plan”). The Company intends that bonus compensation payable pursuant to this Plan shall constitute “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations from time to time promulgated thereunder.
     1. Purposes of Plan. The purposes of the Plan are to provide personal incentive and financial rewards to senior management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional services, by making them participants in that success.
     2. Eligible Employees. The Company’s Chief Executive Officer (the “CEO”), the Company’s Chief Operating Officer (the “COO”), and such other executive officers of the Company and its subsidiaries and affiliates as may from time to time be designated as Plan participants by the Committee (as defined herein), shall be eligible to receive cash bonus awards under the Plan. The CEO, the COO and each other executive officer designated by the Committee concurrently with or prior to the establishment of the applicable Target (defined below) pursuant to Section 6 below for any Plan Year (defined below) (or, if later, prior to the commencement of such individual’s service as an executive officer or such other time as shall be specified under Section 162(m)) shall be an “Eligible Participant” for such Plan Year.
     3. Plan Year. The Plan Year shall be the fiscal year of the Company.
     4. Effective Date. The GameStop Corp. Supplemental Compensation Plan was adopted by the board of directors of GameStop Holdings Corp. (f/k/a GameStop Corp.) on May 14, 2003 and became effective on July 3, 2003 upon approval of the material terms thereof by the then applicable stockholders and was assumed by the Company on October 3, 2005. This amendment and restatement was adopted by the Board of Directors on May 10, 2006 and shall become effective upon approval of the material terms hereof by the Company’s stockholders in accordance with the requirements of Section 162(m).
     5. Administration.
     (a) The Committee. The term “Committee” as used herein shall mean the Committee of the Board of Directors or such other committee of the Board of Directors designated to administer this Plan, in either case consisting of two or more members of the Board and with each such member qualifying as an outside director as defined under Section 162(m).
     (b) Authority. Subject to the provisions of the Plan, the Committee shall interpret the Plan and the awards granted under the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award, in the manner and to the extent the Committee deems desirable to carry the Plan or award into effect.
     (c) Procedure. All determinations of the Committee shall be made by not less than a majority of its members at a meeting at which a quorum is present. A majority of the entire Committee shall constitute a quorum for the transaction of business. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Committee and filed with the minutes of the proceedings of the Committee. No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his services. Without limiting the generality of the foregoing or the scope of any applicable provision of the Company’s Certificate of Incorporation or Bylaws or any indemnification agreement, no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award granted thereunder.
     6. Awards. Not later than 90 days after the commencement of each Plan Year (and before 25% of the relevant period of service for each Eligible Participant has elapsed), the Committee shall establish in writing separately for each Eligible Participant (a) the percentage of such Eligible Participant’s base salary that shall be the subject of an award and (b) a performance target (the “Target”), the attainment of which shall be substantially uncertain. The Committee may use the following performance measures (either individually or in any combination) to set performance targets: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Class A common stock or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. Targets which are based in whole or part on per share amounts, such as earnings per share, shall be, and, at the discretion of the Committee, any other Targets may be, subject to adjustment for recapitalizations, dividends, stock splits and reverse splits, reorganizations, issuances of additional shares, redemptions of shares, option or warrant exercises, reclassifications, significant acquisitions and divestitures or other extraordinary events.
     Each Eligible Participant will receive a cash bonus in the amount of the pre-determined percentage of his or her base salary (the “Target Bonus”) as follows:

Then the Percentage of the
If the Plan Year Results were:	Target Bonus Received is:
Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%
     Notwithstanding the foregoing, in no event shall the maximum cash bonus payable to any Eligible Participant under the Plan exceed $2,500,000 with respect to any Plan Year. Cash bonuses will not become payable and will not be paid until the Committee certifies the extent to which the Target has been attained. The Committee has no discretion to increase the amount of compensation that would otherwise be due upon attainment of the Target.
     7. Form and Payment of Awards. Awards to Eligible Participants shall be made only when the Committee has certified that the Targets have been attained. Awards shall be made in cash and shall be payable in a lump sum. To comply with Section 409A of the Code, certification of Targets and payment of awards shall be made not later than the later of (i) the 15th day of the third month following the Eligible Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code) or (ii) the 15th day of the third month following the Company’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code).
     All awards shall be paid from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of awards hereunder. An Eligible Participant shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in this instrument, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and an Eligible Participant or any other person. To the extent that any person acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured creditor.

     Except as provided in the following sentence, an Eligible Participant must be employed by the Company or one of its subsidiaries or affiliates on the last day of the Plan Year to be eligible to receive an award for such Plan Year. If an Eligible Participant dies or becomes incapacitated, any award so made shall be paid to his estate or legal representative at such time and in such manner as if he were living or not incapacitated, prorated for the portion of the Plan Year in which services were rendered.
     8. Amendment. The Board of Directors of the Company retains the authority to amend the Plan, subject to the stockholder approval requirements of Section 162(m).
     9. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its subsidiaries of the payment of Awards.
     10. Tax Withholding. The Company or any subsidiary shall have the right to make all payments or distributions pursuant to the Plan to an Eligible Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Eligible Participant such withholding taxes as may be required by law, or to otherwise require the Eligible Participant to pay such withholding taxes. If the Eligible Participant shall fail to make such tax payments as are required, the Company or any subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Eligible Participant or to take such other action as may be necessary to satisfy such withholding obligations.

3